Exhibit 99.14
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The Directors
AstraZeneca PLC
15 Stanhope Gate
London W1K 1LN
STRICTLY PRIVATE & CONFIDENTIAL
May 2006
Dear Sirs
We refer to the proposed agreed takeover of Cambridge Antibody Technology Group plc (“CAT”) by AstaZeneca PLC (“AstraZeneca”)(“Transaction”).
Definitions

1	The following definitions apply for the purposes of this letter:
“Code” means the City Code on Takeovers and Mergers as from time to time amended and interpreted by the Panel;
“Group”, in relation to any person, means any corporations which are holding companies or subsidiaries (as such terms are defined in the Companies Act 1985, as amended) of it or of any such holding company;
the “Part VI Rules” means any of the Listing Rules, Disclosure Rules or Prospectus Rules made by the financial Services Authority in exercise of its functions as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000 (“FSMA”); and
“Panel” means the Panel on Takeovers and Mergers.
Exclusivity

2	In consideration of the commitment of time and personnel by AstraZeneca and of AstraZeneca incurring the expense of instructing advisers for the purpose of an investigation of the Transaction, CAT hereby undertakes that until the expiry of the period from the date of this letter to:

(a)	19 May 2006 (or such later date as the parties may agree in writing); or

(b) if the Transaction is announced on or prior to the date referred to in paragraph (a), the completion or lapse of the Transaction; or

(c) if negotiations between the parties relating to the Transaction terminate by mutual agreement in writing earlier than the date referred to in paragraph (a), the date of such written agreement (the “Exclusivity Period”):

2.1	it shall not, and shall procure that members of its Group shall not, make any initial or further approach to, entertain any approach from, or enter into or continue negotiations with, any other person with a view to a transaction taking place which would in the reasonable opinion of CAT preclude or materially restrict or delay the Transaction;

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2.2	it shall notify AstraZeneca immediately in writing if it is required, in the context of the Transaction, to provide any information to a bona fide competing offeror under Rule 20.2 of the Code; and
2.3	AstraZeneca shall have an exclusive right to negotiate the Transaction for the duration of the Exclusivity Period, provided that this paragraph shall not apply to any action or omission which is required by virtue of the fiduciary duties of the directors of CAT or under the provisions of the Code or required by law or any regulatory body, by the Part VI Rules or any rules and regulations of the Financial Services Authority or the London Stock Exchange (or any other stock exchange on which such party’s shares are listed or quoted).
It is hereby acknowledged that, notwithstanding the fiduciary duties of the directors of CAT, CAT shall not make available to any third party information relating to the Company or its Group other than pursuant to Rule 20.2 of the Code during the Exclusivity Period.
Waiver
3	No failure or delay by AstraZeneca in exercising any of its rights under this letter shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other further exercise of such rights.
Remedies
4	Without prejudice to any other rights or remedies which AstraZeneca may have, CAT acknowledges and agrees that damages would not be an adequate remedy for any breach by it of the provisions of this letter and AstraZeneca shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision by CAT or any other relevant person and no proof of special damages shall be necessary for the enforcement by AstraZeneca of its rights under this letter.
Takeover Code
5	Nothing in this letter shall oblige CAT to pay any amount which the Panel determines would not be permitted by Rule 21.2 of the Code.
Assignment
6	Neither party shall assign or transfer its rights under this letter in whole or in part to any third party without the prior written consent of the other party.
Variation
7	No variation of this letter shall be effective unless in writing and signed by or on behalf of each of the parties.
Severability
8	If any provision in this letter shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law or otherwise, such provision (or part) shall to that extent be deemed not to form part of this letter but the legality, validity and enforceability of the remainder of this letter shall not be affected.

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Notices

9	Any notice, claim or demand in connection with this letter shall be given in writing to the relevant party at the address stated in this letter (or such other address as it shall previously have notified to the other party). Any notice sent by fax shall be deemed received when sent, any notice sent by hand shall be deemed received when delivered and any notice sent by first class post within the United Kingdom shall be deemed received 48 hours after posting.
Third Party Rights

10	A person who is not party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this letter.
Counterparts

11	This letter may be entered into in any number of counterparts, all of which taken together shall constitute one and the same letter. Either party may enter into this letter by signing any such counterpart.
Governing Law

12	This letter shall be governed by and construed in accordance with English law and the parties agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter and that accordingly any proceedings arising out of or in connection with this letter shall be brought in such courts.
Yours faithfully

/s/ Illegible Signature

For and on behalf of
Cambridge Antibody Technology Group plc
We hereby agree to the terms of your letter dated       May 2006, a copy of which is set out above.

For and on behalf of
AstraZeneca PLC

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